Exhibit 99.B(p)(30)

APPENDIX H

CODE OF ETHICS

I.              INTRODUCTION

High ethical standards are essential for the success of the Adviser and to maintain the confidence of clients and investors in investment funds managed by the Adviser (“clients”). The Adviser’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients. All personnel of the Adviser, including directors, officers and employees of the Adviser must put the interests of the Adviser’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. All personnel of the Adviser must also comply with all federal securities laws. In recognition of the Adviser’s fiduciary duty to its clients and the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s clients.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Adviser. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code of Ethics.

II.            DEFINITIONS

1.	Access Person means any partner, officer, member or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or (ii) who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic). This also includes situations where temporary employees have access to nonpublic information regarding the portfolio holdings of any reportable fund. Such temporary employees will be treated as Access Persons for the limited scope and duration of their access to such information.

2.	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3.	Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee. 4.

4.	Covered Person means any director/manager, officer, employee or Access Person of the Adviser.

5.	Federal Securities Laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

6.	Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

7.	Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506.

8.	Personal Account means any account in which a Covered Person has any beneficial ownership.

9.	Reportable Security means a security as defined in section 202(a) (18) of the Act (15 U.S.C. 80b-2(a)(18)) and includes any derivative, commodities, options or forward contracts relating thereto, except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by registered open-end mutual funds that are not sub-advised by the Adviser; and

(v)	shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, so long as none are Adviser sub-advised funds.

10.	Restricted Security means any security that (1) a client owns or is in the process of buying or selling; or (2) the Adviser is researching, analyzing or considering buying or selling for a client.

11.	Short Sale means the sale of securities that the seller does not own. A Short Sale is “against the box” to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

III.           APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Covered Persons. This Code of Ethics applies to all Personal Accounts of all Covered Persons.

A Personal Account also includes an account maintained by or for:

•	Person’s spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;

•	Any immediate family members who live in the Covered Person’s household;

•	Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary advisory services; and

•	Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

A comprehensive list of all Covered Persons and Personal Accounts will be maintained by the Adviser’s Compliance Officer.

IV.            RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.	General. It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section.

2.	Preclearance of Transactions in Personal Account. A Covered Person must obtain the prior written approval, of either the Compliance Officer or the Chief Executive Officer before engaging in any transaction in his or her Personal Account. The transaction may be approved if it is concluded that the transaction would comply with the provisions of this Code of Ethics and is not likely to have any adverse economic impact on clients. Generally, any security appearing on the Restricted Security list will not be approved for personal trading. A Transaction Preclearance Form is annexed as Attachment A. The Adviser is required to maintain as part of the firm’s books and records copies of all Transaction Preclearance Forms in which approval is granted for the purchase by Covered Persons of securities in an initial public offering, limited offering or private placement. The Adviser is required to maintain such Transaction Preclearance Forms for a period of five years following end of the fiscal year in which the Form was submitted.

3.	Prohibitions on Trading in Securities on the Restricted Securities List. A Covered Person may not execute any personal securities transaction of any kind in any securities on the Restricted Securities list. The Compliance Officer will administer a list of all Restricted Securities. Each portfolio manager and analyst will immediately notify the Compliance Officer of the commencement of any research or consideration of a security. The Compliance Officer will ensure that securities under consideration for clients, as well as any securities owned by clients are promptly added to the Restricted Securities list.

4.	Short Sales. A Covered Person may not engage in any short sale of a security on the Restricted Security list. However, short sales of securities that are not on the Restricted Securities list “against the box” are permitted.

5.	Initial Public Offerings. A Covered Person may not acquire any direct or indirect beneficial ownership in my securities in any initial public offering without prior written approval of the Compliance Officer.

6.	Private Placements and Investment Opportunities of Limited Availability. A Covered Person may not acquire any direct or indirect beneficial ownership in any securities in any private placement of securities or investment opportunity of limited availability unless the Compliance Officer has given express prior written approval. The Compliance Officer, in determining whether approval should be given, will consider, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the Covered Person by virtue of his or her position with the Adviser.

Any investment a Covered Person has been authorized to make which acquires securities in a limited offering must be disclosed when the Covered Person is involved in the Fund’s subsequent consideration of an investment in that issuer, and the Fund’s decision to purchase such securities must be independently reviewed by investment personnel with no personal interests in that issuer.

7.	Service on Boards of Directors; Other Business Activities. A Covered Person shall not serve as a director (or similar position) on the board or a member of a creditors committee of any company unless the Covered Person has received written approval from the Compliance Officer and the Adviser has adopted policies to address such service. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client account. At the time a Covered Person submits the holdings report in accordance with Section VI.3 of this Code of Ethics, the Covered Person will submit to the Compliance Officer a description of any business activities in which the Covered Person has a significant role. A Form of Report on Outside Business Activities is Attached as Attachment E.

8.	Short Term or Excessive Trading. The Adviser believes that short term or excessive personal trading by its Covered Persons can raise compliance and conflicts issues. Accordingly, no Covered Person may purchase and sell the securities of the same issuer within 30 days or engage in more than 5 personal securities transactions during any month.

9.	No Trading on Same Day as the Fund. Covered Persons are generally prohibited from personal trades of the same security on the same day when the Adviser’s clients trade. The Compliance Officer may on an ad hoc basis permit such trades provided the Adviser maintains documentation for the approval of such trade.

10.	Management of Non-Adviser Accounts. Covered Persons are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties unless the Compliance Officer preclears the arrangement and finds that the arrangement would not harm any client. The Compliance Officer may require the Covered Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

11.	Cryptocurrency. In 2018, the SEC began regulation of Cryptocurrency, specifically regarding Initial Coin Offerings (“ICOs”). While the SEC has not yet provided clear guidance on the treatment of Cryptocurrencies as securities, they have been reviewing, and even penalizing, advisers for participation in ICOs. As a result, Kettle Hill is treating Cryptocurrencies, internally, as a reportable security. Covered Persons are permitted to participate in ICOs, and to hold Cryptocurrencies in their personal portfolio. However, they must report those holdings to the CCO along with their other personal holdings; specifically, to review if any conflict is created by their position.

V.            EXCEPTIONS FROM PRECLEARANCE PROVISIONS

In recognition of the de minimis or involuntary nature of certain transactions, this section sets forth exceptions from the preclearance requirements. The restrictions and reporting obligations of the Code of Ethics will continue to apply to any transaction exempted from preclearance pursuant to this Section. Accordingly, the following transactions will be exempt only from the preclearance requirements of Section IV.2:

1.	Purchases or sales that are non-volitional on the part of the Covered Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights;

2.	Purchases or sales pursuant to an Automatic Investment Plan;

3.	Transactions in securities that are not Reportable Securities; and

4.	Transactions effected in, and the holdings of, any account over which the Covered Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party).

VI.           REPORTING

1.	Duplicate Copies of Broker’s Confirmations and Account Statements to Adviser. All Covered Persons must direct their brokers or custodians or any persons managing the Covered Person’s account in which any Reportable Securities are held to supply the Compliance Officer with:

•	the Covered Person’s monthly account statements and, if possible, transaction confirmations.

•	Covered Persons are excused from submitting quarterly transaction reports provided the Compliance Officer receives your account statements or confirmations within 30 days following quarter end.

2.	New Accounts. Each Covered Person must notify the Compliance Officer promptly if the Covered Person opens any new account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, the following should be included:

-	The name of the broker, dealer or bank with whom the Access Person established the account;

-	The date the account was established; and

-	The date that the report is submitted by the Access Person.

New accounts must be reported using the New Account Reporting Form attached as Attachment C.

3.	Initial Disclosure of Securities Holdings. All Covered Persons will, within 10 days of commencement of employment with the Adviser, submit an initial statement to the Compliance Officer listing:

•	securities in which the Covered Person has any beneficial ownership, (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Covered Person has any beneficial ownership);

a.	the names of any brokerage firms or banks where the Covered Person has an account in which any securities are held.

b.	The report must be dated the day the Covered Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes a Covered Person of the Adviser. A form of the initial report is set forth in Attachment B. The Covered Person can satisfy the initial or annual holdings report requirements by timely filing and dating a copy of all brokerage account statements listing all of your Reportable Securities holdings. Annual reports are due within 30 days of the start of the calendar year.

4.	Annual Disclosure of Securities Holdings. All Covered Persons shall, no later than January 31 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

5.	Exceptions to Reporting Requirements. A Covered Person need not submit any report with respect to securities held in accounts over which the Covered Person has not direct or indirect influence or control or transaction reports with respect to transactions effected pursuant to an automatic investment plan.

6.	Covered Persons must report immediately any suspected violations to the Compliance Officer.

7.	Transactions Subject to Review. The Compliance Officer (or his delegate) is responsible for reviewing the Reportable Securities transactions and holdings of Covered Persons.

VII.          PROHIBITED ACTIVITIES

Supervised Persons and affiliated persons of Kettle Hill are specifically prohibited from the following:

(a)            To rebate, directly or indirectly, to any person, firm or corporation any part of the compensation received from Kettle Hill as an Employee without the written approval of the Compliance Officer and the company whose employee is involved;

(b)            To accept, directly or indirectly, from any person, firm, corporation or association, other than Kettle Hill, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of Kettle Hill or a Client Account; (c) Pay any fees or other gratuities to any individual or company for leads or sales without the written approval of the Compliance Officer;

(c)            Act as personal custodian or trustee of securities, stock powers, money, or other property belonging to a Client of Kettle Hill;

(d)            Maintain a joint account in securities with any Client or share any benefit with any Client resulting from a securities transaction;

(e)            Transfer any Client or Client asset to own name or name of member of immediate family;

(f)            Distribute unauthorized materials;

(g)            Borrow money or securities from a Client

(h)            Agree to repurchase at some future time a security from a Client for his or her own account, or for any other account; or

(i)            Forward or distribute correspondence to the public prior to the contents having been reviewed and approved in writing by the Compliance Officer.

(j)            Utilize any social media sites to correspond with any clients, or prospective clients, regarding the Adviser, employment with the Adviser or business of the Adviser.

Acknowledgement of these prohibited activities is attached as Appendix X.

VIII.        RECORDKEEPING

The Compliance Officer will keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all Broker’s Confirmations and periodic statements and reports of Covered Persons, copies of all preclearance forms, records of violations and actions taken as a result of violations, acknowledgments, other memoranda relating to the administration of this Code of Ethics, and annual reports required to be furnished to boards of directors of any registered investment company clients. All Broker’s Confirmations and periodic statements of Covered Persons may be kept electronically in a computer database.

IX.           OVERSIGHT OF CODE OF ETHICS

1.	Acknowledgment. The Compliance Officer will annually distribute a copy of the Code of Ethics to all Covered Persons. The Compliance Officer will also distribute promptly all amendments to the Code of Ethics. All Covered Persons are required annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of acknowledgment attached as Attachment D or such other form as may be approved by the Compliance Officer.

2.	Review of Transactions. Each Covered Person’s transactions in his/her Personal Account will be reviewed on a regular basis and compared with transactions for the clients and against the list of Restricted Securities. Any Covered Person transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of the Adviser. A combination of the Chief Executive Officer or other Adviser employees will review the Compliance Officer’s transactions.

3.	Sanctions. Adviser’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

4.	Authority to Exempt Transactions. The Compliance Officer has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of a client and in accordance with applicable law. The Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

5.	ADV Disclosure. The Compliance Officer will ensure that the Adviser’s Form ADV (1) describes the Code of Ethics in Item 11 of Part 2A and (2) offers to provide a copy of the Code of Ethics to any client or prospective client upon request.

X.            REQUIREMENT FOR REGISTERED INVESTMENT COMPANY CLIENTS

1.	Initial Certification and Approval of Code of Ethics. The Adviser is required to obtain approval for its Code of Ethics from the board of directors of a registered investment company client prior to rendering advisory services to such registered investment company. To that end, the Compliance Officer is responsible for providing the board of directors a certification that the Adviser has adopted policies and procedures reasonably necessary to prevent violations of the Adviser’s Code of Ethics.

2.	Annual Reporting. The Adviser is required to furnish within forty-five (45) days of the last calendar quarter of the year, a written report that (a) describes any issues or material violations of the firm’s Code of Ethics that arose during the preceding calendar year, as well as any sanctions imposed in response to such material violations; and (b) certifies that the Adviser has adopted procedures reasonably necessary to prevent violations of the Adviser’s Code of Ethics. The Compliance Officer is responsible for preparing and furnishing the annual report to the boards of directors of any registered investment company clients.

3.	Changes to the Code of Ethics. The Adviser is required to obtain approval for any material changes to its Code of Ethics from the board of directors of a registered investment company client no later than six months after the Adviser’s adoption of the material change. The Compliance Officer is responsible for providing the board of directors a certification that the Adviser has adopted policies and procedures reasonably necessary to prevent violations of the Adviser’s Code of Ethics.

XI.           CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics will be treated as confidential to the extent permitted by law.

XII.          ANTI-FRAUD PROVISIONS/RULE

Section 206 of the Advisers Act, otherwise known as the Anti-Fraud provision, makes it unlawful for any investment adviser, by use of the mails or any means or instrumentality of interstate commerce, directly or indirectly, (i) to employ any device, scheme, or artifice to defraud any client or prospective client; (ii) to engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client;(iii) acting as a principal for his own account, knowingly to sell any security to or purchase any security from a client, or acting as a broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting and obtaining the consent of the client to such transaction; or (iv) to engage in any act, practice, or course of business which is fraudulent, deceptive, or manipulative. The SEC has adopted several rules that identify specific conduct and activities that would constitute a violation of Section 206.

The Adviser has an obligation to make full and adequate disclosure to clients regarding potential and actual conflicts of interest and to keep current all disclosure and marketing materials provided to the Adviser’s clients or investors in private investment funds. In addition, Rule 206(4)-8 prohibits the Adviser from making false or misleading statements or engaging any fraudulent, deceptive or manipulative conduct with respect to investors and prospective investors in private investment funds advised by the Adviser. Rule 206(4)-8 applies to any materials or statements prepared or made by the Adviser to any prospective or existing investor in such private investment funds.

APPENDIX H

ATTACHMENT A

Kettle Hill Capital Management, LLC

Transaction Preclearance Form

FOR TRANSACTIONS IN PERSONAL ACCOUNTS OF COVERED PERSONS

Covered Persons must complete this Preclearance Form and obtain approval from the Compliance Officer or Chief Executive Officer prior to engaging in any personal securities transaction (unless excepted by the Code of Ethics).

Investment Information

Issuer:
Equity Investments:	Cmn	Pfd
Number of shares

Transaction Information
Transaction Type (please circle):	Purchase Sale	Short-Sale	Cryptocurrency

Trade Date:
Price:
Broker/Dealer:

Is the investment a security on the “Restricted Security” List?	Y N
Is the investment an initial public offering?	Y N
Is the investment a private placement or investment opportunity of limited availability?	Y N

Number of transactions during the month?

Check all of the following that apply:

☐	This transaction is for investment purposes and to the best of my knowledge complies with the Adviser’s Code of Ethics.
☐	To the best of my knowledge, this security nor any other security of the issuer nor any derivative security tied to a security of the issuer is currently recommended for purchase or sale to clients.
☐	I am not in possession of material non-public information relating to this security or the issuer of this security.
☐	I understand that if approval is granted, my pre-clearance authorization is valid for only 48 hours from the date and time that the approval email is sent.

Representation and Signature

By executing this form, I represent that the information contained herein is accurate and complete and that my trading in this investment is not based on any material nonpublic information.

Employee Name (please print)

Employee Signature	Date

To be completed by the Compliance Officer or Chief Executive Officer

Approved by	Date

Kettle Hill Capital Management, LLC

APPENDIX H

ATTACHMENT B

INITIAL/ANNUAL HOLDINGS REPORT

To:	Compliance Officer
From:
Subject:	Personal Securities Transactions

Pursuant to the Code, you must submit an initial holdings report that lists all Reportable Securities (as defined in the Code), including individual stocks and Cryptocurrency, in which you have a direct or indirect Beneficial Ownership (as defined in the Code). You are not required to include all holdings of shares of open-end investment companies (Examples of open-end funds include mutual funds, index funds and ETFs).1

Kindly complete the form below and return it to the Compliance Officer. In lieu of completing this report, you can submit all of your brokerage account statements containing Reportable Securities not dated more than 45 days prior to the date of this initial report or annual report.

If this is an Initial Holdings Report, either this report or brokerage account statements must be submitted no later than 10 days after the date on which the undersigned became a Covered Person.

If this is an Annual Report, either this report or brokerage account statements must be submitted no later than January 31st each calendar year.

Date	Title & Amount of Security (including exchange ticker symbol or CUSIP number, number of shares and principal amount)	Name of Broker, Dealer or Bank Maintaining Account At Which Any Securities are Maintained

[1]	Closed-End Investments vs Open-End Investments

A closed-end investment is overseen by an investment or fund manager, and is organized in the same fashion as a publicly-traded company. This type of fund offers a fixed number of shares through an investment company, raising capital by putting out an initial public offering (IPO). After the IPO, shares are listed on an exchange. Investors are able to purchase shares through a brokerage firm on the secondary market.

Open-end investments include mutual funds, hedge funds and ETFs. These are offered through fund companies, which sell shares in each directly to investors. Examples of these funds are Index Funds, Mutual Funds and ETFs. Open-end mutual funds are NOT reportable securities.

(Please attach additional pages if you require more space)

I certify that the names of any brokerage firms or banks where I have an account in which any securities are held are disclosed above, except for the following:

Signed:

Print Name:

Date:

APPENDIX H

ATTACHMENT C

Kettle Hill Capital Management, LLC

NEW ACCOUNT OPENING

To:	Compliance Officer
From:
Subject:	New Personal Securities Account

Pursuant to the Code, you must submit a New Account Opening Report that lists all new accounts in which you have a direct or indirect beneficial ownership (as defined in the Code).

Kindly complete the form below and return it to the Compliance Officer. This New Account Opening Report must be submitted no later than 10 days after the date on which the undersigned opened the new account.

I certify that the names of any brokerage firms or banks where I have opened a new account are disclosed above:

Date Account was Established	Name of Broker, Dealer or Bank the Account was Established	Date Submitted to Compliance Officer

Signed:

Print Name:

Date:

APPENDIX H

ATTACHMENT D

Kettle Hill Capital Management, LLC

CODE OF ETHICS

ACKNOWLEDGMENT

I hereby acknowledge receipt of the Kettle Hill Capital Management, LLC Code of Ethics and certify that I have read and understand it and agree to abide by it. I hereby represent that all my personal securities transactions will be affected in compliance with the Code.

I also confirm that I have instructed all brokerage firms where I maintain an account in which Reportable Securities are held to supply duplicate copies of my trade confirmations and monthly and quarterly brokerage account statements to the Compliance Officer I have reported to the Compliance Officer all transactions in which I had or obtained any direct or indirect beneficial ownership.

Finally, I confirm that I have complied with all requirements of the Code during my previous year of employment with Kettle Hill. If I am a new employee to the Firm, I confirm I will comply with all requirements of the Code during my upcoming employment.

Date:
(Signature)

(Print Name)

APPENDIX H

ATTACHMENT E

Kettle Hill Capital Management, LLC

REPORT ON OUTSIDE BUSINESS ACTIVITIES

Name of Supervised Person:

Introduction

Kettle Hill Capital Management, LLC’s (“Kettle Hill”) personnel are not permitted to serve on the board of directors of any company, including a publicly traded company (excluding charitable organizations), without prior written authorization from the Compliance Officer.

Pursuant to Kettle Hill’s Code of Ethics (“the Code”), all supervised persons are required to submit, to the Compliance Officer, a description of any business activities outside of Kettle Hill in which the supervised persons have a significant role, including all board of director’s seats or offices that are hold. Please describe all outside business activities in the space provided below.

Additionally, please include information as to whether any family members serve on the board of directors of any company, including a publicly traded company, or are otherwise employed by any publicly traded companies, or are employed by a brokerage firm or investment bank. Relevant information includes the family member’s name, their relation, the company for which they work and their title.

Directions

Please provide information on all of your professional licenses held during the calendar year, including but not limited to all securities licenses. Please write N/A if you do not hold any professional licenses.

Type of License (e.g., Series 7 or 65, State Bar, C.P.A., Insurance, Real Estate)	Name of Entity that Issued the License (e.g., FINRA, State o NY	License #, if applicable	Current License Status (e.g., Active, Inactive, Expired, Revoked)

Please provide information on all of your outside business activities (i.e., any business activity not directly related to your employment with Kettle Hill) during the calendar year, whether paid or volunteer (e.g., serving on a board of directors; consulting, accounting or legal work; tax preparation; notary services; investment clubs; working as a solicitor; elected or appointed office; political action committees; any other side business). Please write N/A if you did not participate in and outside business activities during the year.

Type of Activity	Name of Any Entity Associated with the Activity, if applicable	Paid or Unpaid	Relationship to Kettle Hill, if applicable (e.g., a Kettle Hill client was a co-board member)

Print Name of Supervised Person:	Date:

Signature of Supervised Person: